Exhibit. 99.1

Financial Report July – September 2017

Preparations for future growth on track

(Stockholm, Sweden, October 26, 2017) – For the three-month period ended September 30, 2017, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported consolidated sales of $2,500 million. Quarterly organic sales* grew by 0.5%. The reported operating margin was 6.3% and the adjusted operating margin* was 7.9% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for quarterly organic sales to increase “in the range of 0-2%” and an adjusted operating margin “in the 7.5-8.0% range.”

For the fourth quarter of 2017, the Company expects organic sales to be virtually flat and the adjusted operating margin to be more than 9%. The consolidated sales growth is expected to be around 4% in the fourth quarter. The indication for the full year remains unchanged for adjusted operating margin at around 8.5% and consolidated sales growth at around 3%, while we now expect an organic sales growth of more than 1%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q3 2017	Q3 2016	Change
Net sales	$2,500.4	$2,461.3	1.6%
Operating income	$158.7	$191.1	(17.0)%
Operating margin	6.3%	7.8%	(1.5)pp
Adjusted operating margin1)	7.9%	8.1%	(0.2)pp
Earnings per share, diluted[2], 3)	$1.04	$1.56	(33.3)%
Adjusted earnings per share, diluted1, 2, 3)	$1.47	$1.63	(9.8)%
Operating cash flow	$217.9	$271.1	(19.6)%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Jan Carlson, Chairman, President & CEO

“The third quarter turned out essentially as we had expected. We are in the midst of an intense period of preparing for our future growth, while delivering at the high end of our guided margin range for the quarter.

These preparations continues into the fourth quarter, where we look forward to see the first step-up in growth in Passive Safety, before gaining momentum early on in 2018. Passive Safety is planning for a total of around 340 product launches in the October 1, 2017 to March 31, 2018 time frame, compared to a total of around 285 product launches in the same period a year earlier. This is supporting the anticipated 8% CAGR from 2017 to 2020 that we outlined at our Capital Markets Day on September 14. In the fourth quarter we expect the ramp-up of these product launches to add more than 2pp to organic sales growth* in Passive Safety, although this is offset in the fourth quarter by a temporary unfavorable model mix. Order intake continued to be strong in Passive Safety, while we are looking at a more back end loaded order intake year for Electronics.

On September 14, we announced that we will undertake a strategic review of our operating structure with the intent to create two separate publicly listed companies of our current business segments, Passive Safety and Electronics. The review process is continuing according to plan and we expect to be able to provide an update before year end.

At our Capital Markets Day, we outlined new financial targets, including that Passive Safety as a standalone entity is expected to surpass $10 billion in sales in 2020, reaching around 13% adjusted operating margin. Electronics is projected to reach approximately $3 billion in sales by 2020, including more than $1 billion in Active Safety sales.

Electronics continues to build a stronger position by entering several partnerships and agreements, including with Seeing Machines, a leader in driver monitoring systems and through an agreement to acquire certain assets and competence from LiDAR specialist Fotonic. Passive Safety entered a collaboration with Adient to address the vehicle seating opportunities presented by the future car and autonomous driving.

We continue with a clear focus on execution. Quality first, the robustness of our products and focus on operations are more important than ever as we deal with accelerating future business volumes.”

An earnings conference call will be held at 2:00 p.m. (CET) today, October 26. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 Report - 2017	3rd Quarter

Outlook

Mainly based on our customer call-offs, we expect organic sales for the fourth quarter of 2017 to be virtually flat compared to the same quarter of 2016. Currency translations are expected to have a positive effect of around 4%, resulting in a consolidated sales growth of around 4%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be more than 9%.

The expectation for the full year 2017 adjusted operating margin remains around 8.5%, excluding costs for capacity alignments and antitrust related matters. Mainly due to a weaker North American market, unfavorable model mix and lower inflator replacement sales, the indication for the full year organic sales growth is now more than 1%, compared to the previous indication of around 2%. Currency translations and M&A activities are expected to have a combined positive effect of around 1.5%, resulting in a consolidated sales increase of around 3%.

The projected tax rate, excluding any discrete items, for the full year 2017, is expected to be around 30% and is subject to change due to any discrete or nonrecurring events that may occur.

We expect the operational cash flow for the full year 2017 to remain strong and we continue to expect it to be more than $0.8 billion, excluding antitrust related matters and any other discrete items. Supporting our growth strategy, capital expenditures are expected to be in the range of 5-6% of sales for the full year, and R,D&E investments, net are expected to be more than 7.0% of sales for the full year.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Third Quarter Financial Highlights

Despite inflator replacement sales impacting organic sales growth* negatively by 1.0pp, consolidated net sales increased by 1.6% compared to the same quarter of 2016 with an organic growth of 0.5%, and positive currency translation of 1.1%. All regions except Americas grew organically. Europe, China and South Korea were the key drivers while North America’s sales declined 11.7% organically, including around 2.0pp negative impact from lower inflator replacement sales, reflecting an 11.2% decline in LVP according to IHS. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, decreased by 20bps to 7.9%, compared to the same quarter of 2016. The effects of planned higher investments for growth, primarily in R,D&E, net, which increased by 60bps, and adverse currency effects were not fully offset by improved operational performance. EPS, diluted, decreased by 33% to $1.04, as compared to the same quarter of 2016, mainly due to negative effects from capacity alignments and antitrust related matters, higher R,D&E, net, our share of Zenuity’s loss and discrete tax items. Operating cash flow of $218 million was $53 million lower than the same quarter of the prior year mainly due to lower net income. Net debt* was $545 million, compared to $360 million a year ago. The leverage ratio* increased from 0.5x in the same quarter 2016 to 0.7x as a result of the higher net debt.

Launches in the 3rd Quarter

Honda Accord Passenger airbag, side airbag, seatbelt with pretensioner, brake system and radar system.	Volkswagen Polo Driver airbag with steering wheel and active seatbelt with pretensioner.	Hyundai Accent Driver airbag, passenger airbag, side airbag, inflatable curtain and safety electronics.
Genesis G70 Driver airbag, passenger airbag, knee airbag, side airbag, inflatable curtain, seatbelt with pretensioner and safety electronics.	Honda N Box Passenger airbag, seatbelt with pretensioner and brake system.	Mitsubishi Eclipse Cross Driver airbag with steering wheel, passenger airbag, side airbag and seatbelt with pretensioner.
Citroën C5 Aircross Driver airbag, passenger airbag, side airbag, inflatable curtain, seatbelt with pretensioner and safety electronics.	Porsche Cayenne Seatbelt, night vision camera and cable cutter.	Lincoln Navigator Driver airbag with steering wheel, side airbag, inflatable curtain and safety electronics.

Q3 Report - 2017	3rd Quarter

Passive Safety

Sales

Change vs. same quarter last year
(Dollars in millions)	Q3 2017	Q3 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$1,276.2	$1,268.3	0.6%	1.0%	(0.4)%
Seatbelt2)	$676.1	$631.3	7.1%	2.4%	4.7%
Intersegment sales	$0.1	$(0.9)	-	-	-
Passive Safety sales	$1,952.4	$1,898.7	2.8%	1.5%	1.3%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 2.8% to $1,952 million. Excluding positive currency translation effects, the organic sales growth* was 1.3%, which can be compared to an LVP growth of 2.1% according to IHS. Inflator replacement sales affected the segment’s organic sales growth negatively by around 1.4pp, mainly affecting North America and Japan.

Airbag sales declined organically* mainly due to replacement inflators in North America and Japan, side airbags in North America, passenger airbags in China and North America and driver airbags in North America. The main organic sales growth contributors were passenger airbags in Japan and Rest of Asia, inflatable curtains in Rest of Asia and side airbags in China.

Seatbelt sales grew organically* in Europe, China, Japan and Rest of Asia, while Americas sales declined. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Key figures

Change vs. same quarter last year
(Dollars in millions)	Q3 2017	Q3 2016	Change	Organic change*
Passive Safety sales	$1,952.4	$1,898.7	2.8%	1.3%
Passive Safety operating income	$161.7	$190.8	(15.3)%
Passive Safety operating margin	8.3%	10.0%	(1.7)pp
Passive Safety headcount	62,841	61,820	1.7%

Compared to the same period last year, the operating margin declined due to increased net impact from capacity alignments and antitrust related matters. The operating margin effects from increased volumes and lower S,G&A costs were offset by higher R,D&E, net costs for supporting near term growth.

In focus

We are gearing up to manage the increase in new launches that will continue into 2018. At our Capital Markets Day we outlined that we expect to grow sales by around 8% per year from 2017 to 2020, based on around 2.5% annual LVP growth. In the time frame October 1, 2017 to March 31, 2018, we plan for a total of around 340 product launches, compared to around 285 launches in the same period a year earlier. In the fourth quarter we expect the ramp-up of these product launches to add more than 2pp to organic sales growth* in Passive Safety. In the fourth quarter, sales growth is still limited as the step-up in growth is in an early phase and is negatively impacted by a temporary unfavorable model mix and lower inflator replacement sales.

We estimate that R,D&E, net, in relation to sales are at peak levels for Passive Safety. Order intake continued on a high level.

Despite adding direct headcount to prepare for the new launches, we were able to maintain a total headcount basically in line with the previous quarter, as we reduced the indirect headcount. We continue to work on improving efficiencies in our processes, both in the production areas and in the indirect support functions.

The reported operating margin was negatively impacted by capacity alignments and antitrust related matters, but the underlying performance was in line with our expectations for the quarter.

We remain focused on being agile and are taking proactive measures when we see indications of volume changes in specific markets or customers. As we manage the growth projects during the rest of 2017 and in 2018, we stay focused on delivering these launches within the targeted cost and quality parameters.

Q3 Report - 2017	3rd Quarter

Electronics

Sales

Change vs. same quarter last year
(Dollars in millions)	Q3 2017	Q3 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Restraint Control Systems2)	$232.1	$240.0	(3.3)%	0.0%	(3.3)%
Active Safety	$198.2	$183.2	8.2%	2.0%	6.2%
Brake Systems	$117.8	$138.5	(15.0)%	(2.9)%	(12.1)%
Intersegment sales	$18.8	$15.7	-	-	-
Electronics sales	$566.9	$577.4	(1.8)%	0.1%	(1.9)%
1) Effects from currency translations. 2) Including Corporate and other sales

Consolidated Electronics segment sales decreased by 1.8% to $567 million compared to the same quarter 2016. Excluding positive currency translation effects, the organic sales decline* was 1.9% primarily driven by timing of new model launches in Restraint Control Systems and Brake Systems, which more than offset the positive Active Safety growth.

Restraint Control Systems sales (mainly airbag control modules and remote sensing units) declined organically* largely due to GM and Nissan in North America and Mazda in Japan, partly offset by increases to Nissan and Volvo in China and Ford and Volvo in Europe.

The organic sales increase* for Active Safety (mainly automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was positively impacted by almost 10% sales growth of core active safety products (radar and camera systems and ADAS ECUs), especially with models from Honda, Mercedes and FCA. This was partly offset by declines for camera systems with Mercedes and BMW. Active Safety was negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of the internally developed brake control system in China.

Brake Systems organic sales* were adversely affected by reclassification of certain revenues from gross to net basis, as outlined in Autoliv’s Financial Report for October – December 2016 as well as by lower sales to Honda in North America and Japan.

Key Figures

Change vs. same quarter last year
(Dollars in millions)	Q3 2017	Q3 2016	Change	Organic change*
Electronics sales	$566.9	$577.4	(1.8)%	(1.9)%
Electronics operating income	$8.4	$5.0	68.0%
Electronics operating margin	1.5%	0.9%	0.6pp
Electronics headcount	7,124	6,588	8.1%

The operating margin increased primarily due to an improved gross margin partially offset by higher R,D&E investments, net supporting long term growth. Headcount increased by 536.

In focus

We continue the on-boarding of engineers, assigning them to product and customer projects, especially within radar, vision and software. Active Safety won its first radar order in China, demonstrating our competitiveness in the growing market for active safety in China.

We continued building on our strong position by entering several new agreements and co-operations, including with Seeing Machines in driver monitoring systems. We also entered an agreement to acquire certain assets from LiDAR specialist Fotonic, including about 35 specialist engineers, building further LiDAR competence to our Velodyne co-operation. We signed a research agreement with MIT AgeLab, focused on human centered artificial intelligence. We also, together with Ericsson, Volvo Cars, the Volvo Group and Zenuity, opened MobilityXlab at Lindholmen Science Park, in Gothenburg, Sweden, to collaborate with start-ups to develop safer and more efficient transportation. Zenuity teamed up with Ericsson to develop the Zenuity reference cloud and accelerate the speed to market of new vehicle safety technologies.

Q3 Report - 2017	3rd Quarter

Sales by Region

Change vs. same quarter last year
		Sales (MUSD)	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Asia		$939.9	4.7%	(2.3)%	7.0%
Whereof:	China	$443.7	5.4%	(0.3)%	5.7%
	Japan	$256.0	(3.9)%	(7.4)%	3.5%
	Rest of Asia	$240.2	14.3%	0.3%	14.0%
Americas		$769.4	(9.2)%	0.8%	(10.0)%
Europe		$791.1	10.4%	5.7%	4.7%
Global		$2,500.4	1.6%	1.1%	0.5%
1) Effects from currency translations.

The organic sales growth* of 0.5% in the quarter was mainly driven by the organic growth in Europe, Rest of Asia and China, partly offset by the decline in North America. The inflator replacement sales impacted organic growth negatively by about 1.0pp. Light vehicle production grew by 2.1%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by Japanese and European OEMs. Organic growth for the domestic OEMs is mainly driven by Geely and Great Wall.

Organic sales growth* from Autoliv’s companies in Japan was driven by the Japanese OEMs, in particular Nissan, Toyota and Subaru, partly offset by lower inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in South Korea, mainly to Hyundai/Kia but also to Renault. India and Other Asia also grew double digit organically.

Sales from Autoliv’s companies in Americas declined organically* by 10.0%. North America declined by 11.7% organically (compared to an LVP decline of 11.2% according to IHS), driven primarily by unfavorable platform shifts with GM as well as about 2.0pp negative organic growth impact from lower inflator replacement sales. South America grew organically by 58.5%.

Autoliv’s companies in Europe grew organically* by 4.7%. This was mainly driven by Mercedes, Volvo, VW and Toyota, partly offset by BMW and Opel.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q3 estimate, Oct 17, 2017	1.1%	3.4%	9.2%	(5.9)%	5.2%	2.1%
LVP, IHS Q3 estimate, Jul 17, 2017	0.9%	4.9%	9.8%	(2.8)%	4.0%	2.4%

Q3 Report - 2017	3rd Quarter

Earnings

(Dollars in millions, except per share data)	Q3 2017	Q3 2016	Change
Net Sales	$2,500.4	$2,461.3	1.6%
Gross profit	$504.3	$495.3	1.8%
% of sales	20.2%	20.1%	0.1pp
S,G&A	$(119.1)	$(116.5)	2.2%
% of sales	(4.8)%	(4.7)%	(0.1)pp
R,D&E net	$(182.5)	$(165.5)	10.3%
% of sales	(7.3)%	(6.7)%	(0.6)pp
Amortization of intangibles	$(8.8)	$(12.2)	(27.9)%
% of sales	(0.4)%	(0.5)%	0.1pp
Other income (expense), net	$(35.2)	$(10.0)	252.0%
% of sales	(1.4)%	(0.4)%	(1.0)pp
Operating income	$158.7	$191.1	(17.0)%
% of sales	6.3%	7.8%	(1.5)pp
Adjusted operating income1)	$196.3	$199.4	(1.6)%
% of sales	7.9%	8.1%	(0.2)pp
Income before taxes	$132.5	$185.1	(28.4)%
Tax rate	33.4%	26.8%	6.6pp
Net income	$88.2	$135.5	(34.9)%
Net income attributable to controlling interest	$90.8	$137.8	(34.1)%
Earnings per share, diluted2, 3)	$1.04	$1.56	(33.3)%
Adjusted earnings per share, diluted1, 2, 3)	$1.47	$1.63	(9.8)%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the third quarter of 2017 was $9 million higher than in the same quarter of 2016, a record for a third quarter. The gross margin improved by 0.1pp to 20.2%, from 20.1% in the same quarter of 2016. Improved operational performance was largely offset by costs related to investments for capacity and growth, negative impacts from currencies as well as raw material prices.

Research, Development & Engineering (R,D&E) expenses net, increased by $17 million compared to the same quarter in the prior year as we continued to invest in technology, competence and capacity.

Other income (expense), net, primarily includes costs for capacity alignments and antitrust related matters. During the third quarter of 2017, the Company accrued approximately $15 million related to antitrust matters in the EU and South Africa (for further information see Other Items section) as well as around $20 million in capacity alignment costs in Europe.

Operating income decreased by $32 million to $159 million, corresponding to a reported operating margin of 6.3% of sales, compared to 7.8% in the same quarter of 2016. The slight gross margin improvement was more than offset by increased investments in R,D&E, net, leading to an adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, of 7.9%, compared to 8.1% for the same period in 2016.

Income before taxes decreased by $53 million compared to the same quarter of the previous year, driven primarily by $29 million in higher costs relating to capacity alignments and antitrust related matters, our share of the equity method loss in Zenuity of about negative $10 million as well as less favorable non-operating currency effects. Net income attributable to controlling interest was $91 million, a decrease of $47 million from the third quarter of 2016.

The effective tax rate in the third quarter of 2017 was 33.4% compared to 26.8% in the same quarter of 2016. Discrete tax items, net had an unfavorable impact of 3.3pp whereas in the same quarter of 2016 discrete tax items, net had a favorable impact of 1.1pp. The tax rate in the third quarter of 2017 was negatively impacted by the antitrust accruals, which are not deductible for tax purposes, compared to the third quarter of 2016.

Earnings per share (EPS) assuming dilution decreased by 33% to $1.04 compared to $1.56 for the same period one year ago. The main negative items affecting EPS were 36 cents from capacity alignments and antitrust related matters, 11 cents from our share of loss in Zenuity and 7 cents from discrete tax items. The adjusted EPS* assuming dilution was $1.47 compared to $1.63 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.2 million compared to 88.5 million in the third quarter of 2016.

Q3 Report - 2017	3rd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $218 million compared to $271 million in the same quarter of 2016. The decrease was primarily related to the lower net income.

Cash flow before financing* declined to $74 million compared to $153 million during the same quarter of 2016. Capital expenditures, net, of $142 million were $38 million more than depreciation and amortization expense during the quarter and $24 million more than capital expenditures, net during the third quarter of 2016.

Working capital decreased to 14% of sales from 17% of sales on September 30, 2016 and operating working capital* as a percentage of sales was 7.2%, up from 6.6% on September 30, 2016. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 77 days outstanding, compared to 70 days outstanding on December 31, 2016 and 74 days outstanding on September 30, 2016. The increase of three days compared to a year ago was mainly due to reduced factoring volumes and unfavorable geographical sales mix. Days inventory outstanding was 34 days, compared to 31 days on December 31, 2016 and 34 days on September 30, 2016.

The Company’s net debt position* decreased by $42 million during the quarter to $545 million at September 30, 2017. Gross interest-bearing debt decreased during the quarter by $7 million to $1,505 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of September 30, 2017, the Company had a leverage ratio of 0.7x.

During the quarter, total equity increased by $97 million to $4,209 million, mainly due to $88 million from net income and positive currency translations of $58 million. The increase was partly offset by $52 million in dividends. Total parent shareholders’ equity was $3,959 million corresponding to $45.55 per share.

Headcount

	September 30, 2017	June 30, 2017	September 30, 2016
Headcount	70,390	70,225	68,778
Whereof: Direct workers in manufacturing	67%	67%	68%
Best Cost Countries	75%	74%	74%
Temporary personnel	13%	13%	13%

Compared to June 30, 2017, total headcount (permanent employees and temporary personnel) increased by 165, including increasing by 176 in R,D&E. Compared to a year ago, headcount increased by 1,612, about two thirds of the increase in R,D&E.

Q3 Report - 2017	First Nine Months

Financial Highlights First Nine Months 2017

Consolidated net sales increased by 2.5% compared to the same period of 2016 with an organic growth* of 1.7%, positive acquisition effects of 1.6% and negative currency translation of around 0.8%. All regions except Americas grew organically, with Europe, Japan and China as key drivers while North America’s sales declined organically. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, decreased by 40bps to 8.2%, compared to the same period in 2016. The effects of planned higher investments for growth, primarily in R,D&E, net, were not fully offset by higher sales and improved operational performance. EPS, diluted, decreased by 12% to $4.15, as compared to the same period 2016. Operating cash flow of $547 million was $28 million lower than the same period last year, mainly due to lower net income. Net debt* was $545 million, compared to $360 million a year ago and $313 million at year-end 2016. The main reasons for the increase in net debt in 2017 are the share repurchases and our investment in Zenuity. The leverage ratio* increased from 0.4x on December 31, 2016, to 0.7x due to the increased net debt.

Passive Safety First Nine Months 2017

Sales

Year over year change
(Dollars in millions)	First 9 months 2017	First 9 months 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$3,947.0	$3,907.7	1.0%	(0.7)%	1.7%
Seatbelt2)	$2,030.5	$1,977.2	2.7%	(0.7)%	3.4%
Intersegment sales	$(1.5)	$(1.4)	-	-	-
Passive Safety sales	$5,976.0	$5,883.5	1.6%	(0.7)%	2.3%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 1.6% to $5,976 million. Excluding negative currency translation effects, the organic sales growth* was 2.3%.

Airbag sales had solid organic growth* in the first nine months in Asia, especially in Japan, China and India. Also Europe, South America and South Korea showed organic growth, while North American sales declined organically.

Seatbelt sales grew organically* in the first nine months in all regions except in North America and South Korea, with Europe and Japan as the largest growth drivers.

Inflator replacement sales affected the segment’s organic sales growth* for the first nine months negatively by around 0.3pp.

Key figures

Year over year change
(Dollars in millions)	First 9 months 2017	First 9 months 2016	Change	Organic change*
Segment sales	$5,976.0	$5,883.5	1.6%	2.3%
Segment operating income	$574.7	$589.2	(2.5)%
Segment operating margin	9.6%	10.0%	(0.4)pp
Passive Safety headcount	62,841	61,820	1.7%

Compared to the same period last year, the operating income was negatively impacted by higher investments in R,D&E, net, as well as other costs supporting near term growth and increased raw material costs, only partly offset by the effects of higher sales.

Q3 Report - 2017	First Nine Months

Electronics First Nine Months 2017

Sales

Year over year change
(Dollars in millions)	First 9 months 2017	First 9 months 2016	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Restraint Control Systems2)	$734.5	$753.4	(2.5)%	-	(0.7)%	(1.8)%
Active Safety	$580.9	$559.6	3.8%	-	(1.4)%	5.2%
Brake Systems	$360.5	$271.9	32.6%	44.3%	(2.4)%	(9.3)%
Intersegment sales	$53.2	$46.6	-	-	-	-
Electronics sales	$1,729.1	$1,631.5	6.0%	7.5%	(1.2)%	(0.3)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Electronics segment sales increased for the first nine months of 2017 by 6.0% to $1,729 million compared to the same period 2016. Excluding acquisition effects and negative currency translation effects, the organic sales decline* was 0.3%.

Restraint Control Systems sales (mainly airbag control modules and remote sensing units) declined organically* in Japan and North America but increased in China, South Korea and India.

The organic sales increase* for Active Safety (mainly automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was positively impacted by double-digit organic sales growth of core active safety products, and negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of our internally developed brake control system in China.

Brake Systems organic sales* was adversely affected by model changes, notably with Honda, and the reclassification of certain revenues from gross to net basis, as outlined in Autoliv’s Financial Report for October – December 2016.

Key Figures

Year over year change
(Dollars in millions)	First 9 months 2017	First 9 months 2016	Change	Organic change*
Segment sales	$1,729.1	$1,631.5	6.0%	(0.3)%
Segment operating income	$32.9	$31.7	3.8%
Segment operating margin	1.9%	1.9%	0.0pp
Electronics headcount	7,124	6,588	8.1%

The operating margin was unchanged compared to the same period in 2016, positively impacted by improved gross margin and offset primarily by higher investments in R,D&E, net. Headcount increased by 536 compared to the same period last year, of which virtually all were within R,D&E.

Q3 Report - 2017	First Nine Months

Sales by Region First Nine Months 2017

	Year over year change
	(Dollars in millions)	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
	Asia	$2,753.9	6.8%	3.3%	(2.0)%	5.5%
Whereof:	China	$1,266.4	3.1%	3.0%	(3.3)%	3.4%
	Japan	$765.4	10.2%	6.9%	(3.5)%	6.8%
	Rest of Asia	$722.1	10.2%	-	2.2%	8.0%
	Americas	$2,459.5	(3.5)%	1.4%	(0.2)%	(4.7)%
	Europe	$2,440.0	4.2%	-	(0.1)%	4.3%
	Global	$7,653.4	2.5%	1.6%	(0.8)%	1.7%
1) Effects from currency translations.

The organic sales growth* of 1.7% in the first nine months of 2017 was mainly driven by the organic growth in Europe, Japan and China while North America declined. The inflator replacement sales impacted organic growth negatively by about 0.3pp. Light vehicle production grew by 2.7%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the global OEMs, primarily Renault/Nissan and Mercedes, partly offset by Hyundai/Kia. Organic sales to the domestic OEMs was roughly unchanged, with increases to models from Geely and Great Wall, offset by decreases to models from Baojun and Haima. Replacement inflator sales contributed positively to organic sales growth.

Organic sales growth* from Autoliv’s companies in Japan was driven by Nissan, Toyota and Mitsubishi.

Offsetting effects are mainly from decreasing inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Suzuki and Hyundai/Kia. Sales in South Korea increased, driven by Hyundai/Kia and Renault.

Sales from Autoliv’s companies in Americas declined organically* by 4.7%. North America declined by 5.8% organically, driven primarily by D-3, especially GM. South America grew organically by 45.6%. Inflator replacement sales had a 0.2pp negative impact on organic growth in North America.

The 4.3% organic sales growth* from Autoliv’s companies in Europe was mainly driven by Mercedes, where Active Safety products were a strong contributor to growth, and Volvo. Offsetting effects were mainly from Opel and BMW.

Light Vehicle Production Development First Nine Months 2017

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS estimate, Oct 17, 2017	2.8%	6.7%	3.8%	(0.9)%	2.5%	2.7%

Q3 Report - 2017	First Nine Months

Earnings

(Dollars in millions, except per share data)	First 9 months 2017	First 9 months 2016	Change
Net Sales	$7,653.4	$7,469.8	2.5%
Gross profit	$1,582.3	$1,522.8	3.9%
% of sales	20.7%	20.4%	0.3pp
S,G&A	$(364.1)	$(349.9)	4.1%
% of sales	(4.8)%	(4.7)%	(0.1)pp
R,D&E net	$(570.7)	$(500.7)	14.0%
% of sales	(7.5)%	(6.7)%	(0.8)pp
Amortization of intangibles	$(38.0)	$(32.0)	18.8%
% of sales	(0.5)%	(0.4)%	(0.1)pp
Other income (expense), net	$(16.8)	$(31.2)	(46.2)%
% of sales	(0.2)%	(0.4)%	0.2pp
Operating income	$592.7	$609.0	(2.7)%
% of sales	7.7%	8.2%	(0.5)pp
Adjusted operating income1)	$629.5	$642.0	(1.9)%
% of sales	8.2%	8.6%	(0.4)pp
Income before taxes	$517.1	$575.8	(10.2)%
Tax rate	30.7%	27.5%	3.2pp
Net income	$358.6	$417.4	(14.1)%
Net income attributable to controlling interest	$364.5	$419.4	(13.1)%
Earnings per share, diluted2, 3)	$4.15	$4.74	(12.4)%
Adjusted earnings per share, diluted1, 2, 3)	$4.55	$5.03	(9.5)%

1) Excluding costs for capacity alignment and antitrust matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first nine months of 2017 increased by around $60 million to $1,582 million, mainly due to higher sales and improved operational performance, partly offset by costs related to investments for capacity and growth and negative impacts from raw material prices. This resulted in the gross margin increasing by 0.3pp to 20.7% from 20.4%, in the same period of 2016.

Selling, General and Administration (S,G&A) expenses increased virtually in line with sales. Research, Development & Engineering (R,D&E) expenses net, increased by $70 million, or 14%, compared to the same period prior year, amounting to 7.5% of sales compared to 6.7% of sales in the same period in 2016.

Other income (expense), net in 2017 was mainly negatively impacted by capacity alignment in Europe and antitrust related matters while the main positive impact was from a reduced earn-out liability, compared to the same period prior year consisting primarily of capacity alignment charges and antitrust related matters.

Operating income decreased by $16 million to $593 million. Reported operating margin was 7.7% for the first nine months of the year, a decrease of 0.5pp compared to the same period in the prior year. Excluding costs for capacity alignments and antitrust related matters the adjusted operating margin* was 8.2%, a decrease from 8.6% for the same period the prior year. The positive effect from the improved gross margin was more than offset by higher costs mainly related to investments in R,D&E, net.

Income before taxes decreased by $59 million compared to the same period the previous year, primarily due to less favorable non-operating currency effects, our share of the equity method loss in Zenuity and lower operating income. Net income attributable to controlling interest was $365 million, a decrease of $55 million from the same period 2016.

The effective tax rate in the first nine months of 2017 was 30.7% compared to 27.5% in the same period in 2016. Discrete tax items, net had an unfavorable impact of 3.6pp whereas in the same period of 2016 discrete tax items, net had a favorable impact of 0.2pp. The tax rate in the first nine months of 2017 was negatively impacted by recording valuation allowances on specific deferred tax assets, and antitrust accruals, which are not deductible for tax purposes, compared to the same period of 2016.

Earnings per share (EPS) assuming dilution decreased by 12% to $4.15 compared to $4.74 for the same period the prior year. The main negative items affecting EPS were 22 cents from discrete tax items, net, 20 cents from our share of Zenuity’s loss, 11 cents from capacity alignment and antitrust related matters and 10 cents from currency translations. The adjusted EPS* assuming dilution was $4.55 compared to $5.03 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution declined to 87.9 million compared to 88.4 million in the first nine months 2016, mainly due to share repurchases.

Q3 Report - 2017	First Nine Months

Cash Flow and Balance Sheet

Cash flow from operations amounted to $547 million compared to $574 million in the first nine months of 2016.

Cash flow before financing* was $32 million compared to $7 million during the same period 2016. Capital expenditures, net, of $402 million were $83 million more than depreciation and amortization expense during the first nine months of 2017 and $62 million more than capital expenditures, net during the first nine months 2016.

The Company’s net debt position* increased by $232 million to $545 million compared to December 31, 2016, mainly due to share repurchases and our investment in Zenuity. Gross interest-bearing debt decreased by $38 million to $1,505 million compared to December 31, 2016.

For the first nine months, total equity increased by $283 million to $4,209 million, mainly due to $359 million from net income and positive currency translations of $232 million. The increase was partly offset by share repurchases of $157 million and $157 million in dividends.

Q3 Report - 2017	3rd Quarter

Other Items

•	On August 17, 2017, Autoliv announced a collaboration with Seeing Machines, a leader in computer vision based human sensing technologies, to develop driver monitoring systems for autonomous vehicles.
•

On September 12, 2017, Autoliv announced a collaboration with Adient, the world’s leading automotive seating supplier, to address vehicle seating opportunities presented by the future car and autonomous driving.

•

On September 14, 2017, Autoliv announced that it will conduct a strategic review of its operating structure with the intent to create separate companies of its current business segments, Passive Safety and Electronics.

•

On September 14, 2017, Autoliv held Capital Markets Day, setting 2020 targets for Passive Safety and Electronics as standalone entities. Targets include surpassing $10 billion in sales and reaching an adjusted operating margin of around 13% for Passive Safety and reaching around $3 billion in sales for Electronics with an adjusted operating margin of 0-5%.

•	On September 28, 2017, Autoliv announced it has signed an agreement to acquire certain assets of Fotonic i Norden AB, a Sweden based LiDAR specialist company, subject to customary closing conditions.
•	On October 11, 2017, Autoliv announced signing research agreement with the Massachusetts Institute of Technology AgeLab, to develop a semi-autonomous vehicle prototype that demonstrates the future human-centered artificial intelligence in the automotive space.
•

As previously disclosed, since July 2011, Autoliv has been the subject of an investigation of anti-competitive behavior among suppliers of occupant safety systems in the EU. In the third quarter 2017 the Company accrued approximately $9.8 million related to the European Commission’s antitrust investigation of the Company. This amount relates to a discrete portion of the EC investigation that the Company has concluded is likely to be finalized, while the more significant portion of its investigation continues. Management does not believe the outcome of this discrete portion of the EC’s investigation provides an indication of the total probable loss associated with the continuing portion of the EC’s investigation, which the Company believes will probably materially affect operating results and cash flow for the periods in which it becomes estimable. Additionally, in the third quarter 2017, the Company entered into a settlement agreement with the Competition Commission of South Africa. The Company accrued an additional amount of approximately $5 million in the third quarter related to the proposed settlement. For further information see Note 16 to the financial statements in Autoliv’s 2016 Annual Report and Note 13 to the financial statements in Autoliv’s 10-Q for the period ended September 30, 2017.

Dividends

On August 14, 2017, the Company declared a quarterly dividend to shareholders of 60 cents per share for the fourth quarter 2017, with the following payment schedule:

Ex-date (common stock)	November 21, 2017
Ex-date (SDRs)	November 21, 2017
Record Date	November 22, 2017
Payment Date	December 7, 2017

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2017 on Tuesday, January 30, 2018.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Inquiries: Media

Thomas Jönsson

Group Vice President Corporate Communications

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 26, 2017.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 Report - 2017	3rd Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements related to the Company’s strategic review of the terms, timing, or structure of any such transaction as a result of such review, if any, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q3 Report - 2017

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full Year
	2017	2016	2017	2016	months	2016
Earnings per share, basic1)	$1.04	$1.56	$4.16	$4.76	$5.83	$6.43
Earnings per share, diluted1, 2)	$1.04	$1.56	$4.15	$4.74	$5.82	$6.42
Total parent shareholders’ equity per share	$45.55	$42.66	$45.55	$42.66	$45.55	$41.69
Cash dividend paid per share	$0.60	$0.58	$1.78	$1.72	$2.36	$2.30
Operating working capital, $ in millions3)	734	657	734	657	734	579
Capital employed, $ in millions4)	4,755	4,397	4,755	4,397	4,755	4,240
Net debt, $ in millions3)	545	360	545	360	545	313
Net debt to capitalization, %5)	12	8	12	8	12	7
Gross margin, %6)	20.2	20.1	20.7	20.4	20.6	20.4
Operating margin, %7)	6.3	7.8	7.7	8.2	8.1	8.4
Return on total equity, %8)	8.5	13.6	11.7	14.5	12.3	14.6
Return on capital employed, %9)	12.6	17.4	17.0	19.5	18.1	20.3
Average no. of shares in millions2)	87.2	88.5	87.9	88.4	88.1	88.4
No. of shares at period-end in millions10)	86.9	88.2	86.9	88.2	86.9	88.2
No. of employees at period-end11)	61,490	59,930	61,490	59,930	61,490	61,502
Headcount at period-end12)	70,390	68,778	70,390	68,778	70,390	70,293
Days receivables outstanding13)	77	74	73	73	72	74
Days inventory outstanding14)	34	34	33	33	33	33

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Net income relative to average total equity. 9) Operating income and income from equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q3 Report - 2017

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Quarter July - September		First 9 months		Latest 12	Full Year
(Unaudited)	2017	2016	2017	2016	months	2016
Net sales
Airbag products1)	$1,276.2	$1,268.3	$3,947.0	$3,907.7	$5,295.1	$5,255.8
Seatbelt products1)	676.1	631.3	2,030.5	1,977.2	2,718.5	2,665.2
Restraint Control Systems1)	232.1	240.0	734.5	753.4	1,012.1	1,031.0
Active safety products	198.2	183.2	580.9	559.6	759.9	738.6
Brake systems	117.8	138.5	360.5	271.9	471.6	383.0
Total net sales	$2,500.4	$2,461.3	$7,653.4	$7,469.8	$10,257.2	$10,073.6

Cost of sales	(1,996.1)	(1,966.0)	(6,071.1)	(5,947.0)	(8,140.7)	(8,016.6)
Gross profit	$504.3	$495.3	$1,582.3	$1,522.8	$2,116.5	$2,057.0

Selling, general & administrative expenses	(119.1)	(116.5)	(364.1)	(349.9)	(490.3)	(476.1)
Research, development & engineering expenses, net	(182.5)	(165.5)	(570.7)	(500.7)	(721.0)	(651.0)
Amortization of intangibles	(8.8)	(12.2)	(38.0)	(32.0)	(49.7)	(43.7)
Other income (expense), net	(35.2)	(10.0)	(16.8)	(31.2)	(24.1)	(38.5)
Operating income	$158.7	$191.1	$592.7	$609.0	$831.4	$847.7

Income (loss) from equity method investments	(9.4)	0.5	(16.5)	1.2	(15.1)	2.6
Interest income	1.8	1.0	5.6	3.1	7.0	4.5
Interest expense	(15.3)	(15.6)	(46.6)	(46.7)	(62.3)	(62.4)
Other non-operating items, net	(3.3)	8.1	(18.1)	9.2	(15.9)	11.4
Income before income taxes	$132.5	$185.1	$517.1	$575.8	$745.1	$803.8

Income taxes	(44.3)	(49.6)	(158.5)	(158.4)	(242.3)	(242.2)
Net income	$88.2	$135.5	$358.6	$417.4	$502.8	$561.6

Less; Net income (loss) attributable to non-controlling interest	(2.6)	(2.3)	(5.9)	(2.0)	(9.4)	(5.5)

Net income attributable to controlling interest	$90.8	$137.8	$364.5	$419.4	$512.2	$567.1

Earnings per share2, 3)	$1.04	$1.56	$4.15	$4.74	$5.82	$6.42

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q3 Report - 2017

Consolidated Balance Sheets

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions, unaudited)	2017	2017	2017	2016	2016
Assets
Cash & cash equivalents	$958.3	$922.5	$1,235.2	$1,226.7	$1,182.6
Receivables, net	2,080.3	2,106.1	2,152.2	1,960.1	1,991.4
Inventories, net	831.7	798.5	758.6	773.4	799.2
Other current assets	252.1	220.4	183.0	180.7	172.1
Total current assets	$4,122.4	$4,047.5	$4,329.0	$4,140.9	$4,145.3

Property, plant & equipment, net	1,886.5	1,812.4	1,724.3	1,658.1	1,675.8
Investments and other non-current assets	501.8	506.7	388.3	352.2	345.1
Goodwill assets	1,904.9	1,901.1	1,895.4	1,870.7	1,891.5
Intangible assets, net	169.6	176.0	180.5	212.5	243.5
Total assets	$8,585.2	$8,443.7	$8,517.5	$8,234.4	$8,301.2

Liabilities and equity
Short-term debt	$182.4	$189.1	$225.2	$219.8	$73.0
Accounts payable	1,149.3	1,193.4	1,217.6	1,196.5	1,191.5
Other current liabilities	1,334.3	1,240.1	1,258.5	1,181.3	1,161.5
Total current liabilities	$2,666.0	$2,622.6	$2,701.3	$2,597.6	$2,426.0

Long-term debt	1,322.6	1,323.1	1,323.7	1,323.6	1,471.8
Pension liability	253.2	250.0	246.9	237.5	216.2
Other non-current liabilities	134.0	135.7	138.7	149.3	150.2
Total non-current liabilities	$1,709.8	$1,708.8	$1,709.3	$1,710.4	$1,838.2

Total parent shareholders’ equity	3,958.6	3,859.7	3,853.7	3,677.2	3,762.7
Non-controlling interest	250.8	252.6	253.2	249.2	274.3
Total equity	$4,209.4	$4,112.3	$4,106.9	$3,926.4	$4,037.0

Total liabilities and equity	$8,585.2	$8,443.7	$8,517.5	$8,234.4	$8,301.2

Q3 Report - 2017

Consolidated Statements of Cash Flow

	Quarter July - September		First 9 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2017	2016	2017	2016	months	2016
Net income	$88.2	$135.5	$358.6	$417.4	$502.8	$561.6
Depreciation and amortization	104.2	97.6	318.6	279.4	422.2	383.0
Other, net	(6.3)	13.9	(22.7)	17.4	(38.5)	1.6
Changes in operating assets and liabilities	31.8	24.1	(108.0)	(140.0)	(45.8)	(77.8)
Net cash provided by operating activities	$217.9	$271.1	$546.5	$574.2	$840.7	$868.4

Capital expenditures, net	(142.0)	(118.4)	(401.8)	(339.5)	(560.9)	(498.6)
Acquisitions of businesses and other, net	(1.6)	0.4	(113.1)	(227.4)	(113.1)	(227.4)
Net cash used in investing activities	$(143.6)	$(118.0)	$(514.9)	$(566.9)	$(674.0)	$(726.0)

Net cash before financing1)	$74.3	$153.1	$31.6	$7.3	$166.7	$142.4

Net increase (decrease) in short-term debt	(9.4)	(21.1)	(46.1)	(4.7)	(44.1)	(2.7)
Dividends paid	(52.2)	(51.2)	(156.4)	(151.7)	(207.5)	(202.8)
Shares repurchased	–	–	(157.0)	–	(157.0)	–
Common stock options exercised	2.6	0.5	5.2	5.1	6.0	5.9
Dividend paid to non-controlling interests	–	–	–	(1.7)	–	(1.7)
Other, net	–	0.3	–	0.8	0.3	1.1
Effect of exchange rate changes on cash	20.5	(12.1)	54.3	(6.0)	11.3	(49.0)
Increase (decrease) in cash and cash equivalents	$35.8	$69.5	$(268.4)	$(150.9)	$(224.3)	$(106.8)
Cash and cash equivalents at period-start	922.5	1,113.1	1,226.7	1,333.5	1,182.6	1,333.5
Cash and cash equivalents at period-end	$958.3	$1,182.6	$958.3	$1,182.6	$958.3	$1,226.7
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q3 Report - 2017

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Change vs. same quarter last year
Quarter July - September 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$7.9	12.8	$(4.9)
	%	0.6	1.0	(0.4)
Seatbelt Products2)		$$44.8	15.4	$29.4
	%	7.1	2.4	4.7
Restraint Control Systems2)	$	$(7.9)	0.0	$(7.9)
	%	(3.3)	0.0	(3.3)
Active Safety		$$15.0	3.6	$11.4
	%	8.2	2.0	6.2
Brake Systems	$	$(20.7)	(3.9)	$(16.8)
	%	(15.0)	(2.9)	(12.1)
Total		$$39.1	27.9	$11.2
	%	1.6	1.1	0.5
1) Effects from currency translations. 2) Including Corporate and other sales.

Year over year change
First 9 months January - September 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$39.3	-	(28.2)	$67.5
	%	1.0	-	(0.7)	1.7
Seatbelt Products2)		$$53.3	-	(13.4)	$66.7
	%	2.7	-	(0.7)	3.4
Restraint Control Systems2)	$	$(18.9)	-	(5.3)	$(13.6)
	%	(2.5)	-	(0.7)	(1.8)
Active Safety		$$21.3	-	(7.8)	$29.1
	%	3.8	-	(1.4)	5.2
Brake Systems		$$88.6	120.5	(6.5)	$(25.4)
	%	32.6	44.3	(2.4)	(9.3)
Total		$$183.6	120.5	(61.2)	$124.3
	%	2.5	1.6	(0.8)	1.7
1) Effects from currency translations. 2) Including Corporate and other sales.

Q3 Report - 2017

Sales by Region

Change vs. same quarter last year
Quarter July - September 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
China		$$22.7	(1.2)	$23.9
	%	5.4	(0.3)	5.7
Japan	$	$(10.5)	(19.7)	$9.2
	%	(3.9)	(7.4)	3.5
RoA		$$30.0	0.7	$29.3
	%	14.3	0.3	14.0
Americas	$	$(77.6)	7.4	$(85.0)
	%	(9.2)	0.8	(10.0)
Europe		$$74.5	40.7	$33.8
	%	10.4	5.7	4.7
Total		$$39.1	27.9	$11.2
	%	1.6	1.1	0.5
1) Effects from currency translations.

Year over year change
First 9 months January - September 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
China		$$38.4	36.6	(40.0)	$41.8
	%	3.1	3.0	(3.3)	3.4
Japan		$$70.8	47.8	(24.5)	$47.5
	%	10.2	6.9	(3.5)	6.8
RoA		$$66.8	-	14.2	$52.6
	%	10.2	-	2.2	8.0
Americas	$	$(89.9)	36.1	(6.9)	$(119.1)
	%	(3.5)	1.4	(0.2)	(4.7)
Europe		$$97.5	-	(4.0)	$101.5
	%	4.2	-	(0.1)	4.3
Total		$$183.6	120.5	(61.2)	$124.3
	%	2.5	1.6	(0.8)	1.7
1) Effects from currency translations.

Sales by Segment

Change vs. same quarter last year
Quarter July - September 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$53.6	28.1	$25.5
	%	2.8	1.5	1.3
Electronics	$	$(10.5)	0.3	$(10.8)
	%	(1.8)	0.1	(1.9)
Other and eliminations	$	$(4.0)	(0.5)	$(3.5)
Total		$$39.1	27.9	$11.2
	%	1.6	1.1	0.5
1) Effects from currency translations.

Q3 Report - 2017

Year over year change
First 9 months January - September 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$92.5	-	(41.7)	$134.2
	%	1.6	-	(0.7)	2.3
Electronics		$$97.6	121.9	(19.7)	$(4.6)
	%	6.0	7.5	(1.2)	(0.3)
Other and eliminations	$	$(6.5)	(1.4)	0.2	$(5.3)
Total		$$183.6	120.5	(61.2)	$124.3
	%	2.5	1.6	(0.8)	1.7
1) Effects from currency translations.

Q3 Report - 2017

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2017	2017	2017	2016	2016
Total current assets	$4,122.4	$4,047.5	$4,329.0	$4,140.9	$4,145.3
Total current liabilities	(2,666.0)	(2,622.6)	(2,701.3)	(2,597.6)	(2,426.0)
Working capital	$1,456.4	$1,424.9	$1,627.7	$1,543.3	$1,719.3
Cash and cash equivalents	(958.3)	(922.5)	(1,235.2)	(1,226.7)	(1,182.6)
Short-term debt	182.4	189.1	225.2	219.8	73.0
Derivative asset and liability, current	1.6	(2.5)	(4.5)	(8.4)	(3.7)
Dividends payable	52.1	52.6	53.0	51.2	51.2
Operating working capital	$734.2	$741.6	$666.2	$579.2	$657.2

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2017	2017	2017	2016	2016
Short-term debt	$182.4	$189.1	$225.2	$219.8	$73.0
Long-term debt	1,322.6	1,323.1	1,323.7	1,323.6	1,471.8
Total debt	$1,505.0	$1,512.2	$1,548.9	$1,543.4	$1,544.8
Cash and cash equivalents	(958.3)	(922.5)	(1,235.2)	(1,226.7)	(1,182.6)
Debt-related derivatives	(1.6)	(3.0)	(1.6)	(3.4)	(2.6)
Net debt	$545.1	$586.7	$312.1	$313.3	$359.6

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	September 30	December 31	September 30
(Dollars in millions)	2017	2016	2016
Net debt1)	$545.1	$313.3	$359.6
Pension liabilities	253.2	237.5	216.2
Debt per the Policy	$798.3	$550.8	$575.8

Income before income taxes2)	$745.1	$803.8	$840.7
Plus: Interest expense, net2, 3)	55.3	57.9	58.2
Depreciation and amortization of intangibles2, 4)	422.2	383.0	368.9
EBITDA per the Policy	$1,222.6	$1,244.7	$1,267.8

Leverage ratio	0.7	0.4	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q3 Report - 2017

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter July - September 2017			Quarter July - September 2016
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$158.7	$37.6	$196.3	$191.1	$8.3	$199.4
Operating margin, %	6.3	1.6	7.9	7.8	0.3	8.1
Income before taxes	$132.5	$37.6	$170.1	$185.1	$8.3	$193.4
Net income	$88.2	$37.0	$125.2	$135.5	$6.0	$141.5
Return on capital employed, %	12.6	3.2	15.8	17.4	0.7	18.1
Return on total equity, %	8.5	3.5	12.0	13.6	0.5	14.1
Earnings per share, diluted2, 3)	$1.04	$0.43	$1.47	$1.56	$0.07	$1.63

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	First 9 months 2017			First 9 months 2016
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$592.7	$36.8	$629.5	$609.0	$33.0	$642.0
Operating margin, %	7.7	0.5	8.2	8.2	0.4	8.6
Income before taxes	$517.1	$36.8	$553.9	$575.8	$33.0	$608.8
Net income	$358.6	$35.7	$394.3	$417.4	$25.6	$443.0
Capital employed	$4,755	$35	$4,790	$4,397	$25	$4,422
Return on capital employed, %	17.0	1.0	18.0	19.5	1.0	20.5
Return on total equity, %	11.7	1.1	12.8	14.5	0.9	15.4
Earnings per share, diluted2, 3)	$4.15	$0.40	$4.55	$4.74	$0.29	$5.03
Total parent shareholders' equity per share	$45.55	$0.41	$45.96	$42.66	$0.29	$42.95

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q3 Report - 2017

Segment Disclosure

Sales, including Intersegment Sales	Quarter July - September		First 9 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$1,952.4	$1,898.7	$5,976.0	$5,883.5
Electronics	566.9	577.4	1,729.1	1,631.5
Total segment sales	$2,519.3	$2,476.1	$7,705.1	$7,515.0
Corporate and other	0.8	1.1	2.7	3.1
Intersegment sales	(19.7)	(15.9)	(54.4)	(48.3)
Total net sales	$2,500.4	$2,461.3	$7,653.4	$7,469.8

Income before Income Taxes	Quarter July - September		First 9 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$161.7	$190.8	$574.7	$589.2
Electronics	8.4	5.0	32.9	31.7
Segment operating income	$170.1	$195.8	$607.6	$620.9
Corporate and other	(11.4)	(4.7)	(14.9)	(11.9)
Interest and other non-operating expenses, net	(16.8)	(6.5)	(59.1)	(34.4)
Income (expense) from equity method investments	(9.4)	0.5	(16.5)	1.2
Income before income taxes	$132.5	$185.1	$517.1	$575.8

Capital Expenditures	Quarter July - September		First 9 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$123.1	$96.2	$341.9	$269.5
Electronics	19.8	22.8	69.9	66.8
Corporate and other	0.9	1.1	2.6	7.3
Total capital expenditures	$143.8	$120.1	$414.4	$343.6

Depreciation and Amortization	Quarter July - September		First 9 months
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$77.0	$69.2	$224.8	$206.8
Electronics	24.9	26.2	86.2	66.0
Corporate and other	2.3	2.2	7.6	6.6
Total depreciation and amortization	$104.2	$97.6	$318.6	$279.4

Segment Assets	September 30	June 30	December 31	September 30
(Dollars in millions)	2017	2017	2016	2016
Passive Safety	$6,092.9	$5,993.5	$5,637.0	$5,782.7
Electronics	1,785.5	1,770.4	1,715.5	1,712.6
Segment assets	$7,878.4	$7,763.9	$7,352.5	$7,495.3
Corporate and other1)	706.8	679.8	881.9	805.9
Total assets	$8,585.2	$8,443.7	$8,234.4	$8,301.2
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q3 Report - 2017

Multi-year Summary

(Dollars in millions, except per share data)	20161)	20151)	20141)	20131, 6)	20121)
Sales and Income
Net sales	$10,074	$9,170	$9,240	$8,803	$8,267
Operating income	848	728	723	761	705
Income before income taxes	804	676	667	734	669
Net income attributable to controlling interest	567	457	468	486	483

Financial Position
Current assets excluding cash	2,914	2,705	2,607	2,582	2,312
Property, plant and equipment, net	1,658	1,437	1,390	1,336	1,233
Intangible assets (primarily goodwill)	2,083	1,794	1,661	1,687	1,707
Non-interest bearing liabilities	2,765	2,518	2,400	2,364	2,162
Capital employed	4,240	3,670	3,504	3,489	3,415
Net debt (cash)	313	202	62	(511)	(361)
Total equity	3,926	3,468	3,442	4,000	3,776
Total assets	8,234	7,526	7,443	6,983	6,570
Long-term debt	1,324	1,499	1,521	279	563

Share data
Earnings per share (US$) – basic	6.43	5.18	5.08	5.09	5.17
Earnings per share (US$) – assuming dilution	6.42	5.17	5.06	5.07	5.08
Total parent shareholders’ equity per share (US$)	41.69	39.22	38.64	42.17	39.36
Cash dividends paid per share (US$)	2.30	2.22	2.12	2.00	1.89
Cash dividends declared per share (US$)	2.32	2.24	2.14	2.02	1.94
Share repurchases	-	104	616	148	-
Number of shares outstanding (million)2)	88.2	88.1	88.7	94.4	95.5

Ratios
Gross margin (%)	20.4	20.1	19.5	19.4	19.9
Operating margin (%)	8.4	7.9	7.8	8.6	8.5
Pretax margin (%)	8.0	7.4	7.2	8.3	8.1
Return on capital employed (%)	20	20	21	22	21
Return on total equity (%)	15	14	12	13	14
Total equity ratio (%)	48	46	46	57	57
Net debt to capitalization (%)	7	6	2	n/a	n/a
Days receivables outstanding	74	73	71	70	66
Days inventory outstanding	33	33	32	31	30

Other data
Airbag sales3, 4)	5,256	5,036	5,019	4,822	5,392
Seatbelt sales3, 5)	2,665	2,599	2,800	2,773	2,657
Restraint Control Systems sales3, 7)	1,031	923	932	863	n/a
Active safety sales	739	611	489	345	218
Brake systems sales	383	-	-	-	-
Net cash provided by operating activities	868	751	713	838	689
Capital expenditures, net	499	450	453	379	360
Net cash used in investing activities	(726)	(591)	(453)	(377)	(358)
Net cash provided by (used in) financing activities	(200)	(319)	226	(318)	(91)
Number of employees, December 31	61,500	54,600	50,800	46,900	41,700

1) Costs in 2016, 2015, 2014, 2013 and 2012 for capacity alignments and antitrust matters reduced operating income by (millions) $37, $166, $120, $47 and $98 and net income by (millions) $29, $131, $80, $33 and $71, respectively. This corresponds to 0.4%, 1.8%, 1.3%, 0.6% and 1.2% on operating margins and 0.3%, 1.4%, 0.9%, 0.4% and 0.9% on net margins, respectively. The impact on EPS was $0.33, $1.48, $0.87, $0.34 and $0.74 while return on total equity was reduced by 0.7%, 1.7%, 1.9%, 0.8% and 1.8%, respectively for the same five year period. 2) At year end, excluding dilution and net of treasury shares. 3) Including Corporate and other sales. 4) Including Restraint Control Systems (2012), steering wheels, inflators and initiators. 5) Including seat components until the divestiture in June 2012. 6) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 7) In 2012, sales for Restraint Control Systems were in airbag sales.